EXHIBIT 2.2
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                            ASSET PURCHASE AGREEMENT

         This Agreement is made and entered into this April 14, 2003, (the "Agreement") by and between Pacer Health Corporation, a Florida corporation, and its assignees ("Buyer") and AAA Medical Center, Inc, a Florida corporation ("Seller");

                                    RECITALS:

         Sellers collectively own or lease all of the assets used in the operation of AAA Medical Center located at 3940 West Flagler St, Suite 202, Miami, FL 33127 (the "Business").

         Buyer desires to purchase all of the assets used in the operation of the foregoing medical center.

         Therefore, in consideration of the premises and the mutual covenants and agreements here expressed in this Agreement, the parties agree as follows:


                                    ARTICLE I

                                 SALE OF ASSETS

         Section 1.1 Sale and Purchase of Assets. On the basis of the representations and warranties and subject to the terms and conditions set forth in this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, for the consideration specified in Sections 1.2 and 1.3 of this Agreement, on the Closing Date referred to in Section 1.4 of this Agreement, all of the assets of Seller used in the operation of the Business, subject to the provisions of Section 5.2 of this Agreement, including without limitation the following assets of Sellers:
  (a) All real property owned by any Seller and used in the operation of the Business, including all buildings, improvements, structures, fixtures and appurtenances to it;
  (b) All tangible personal property owned by any Seller and used in the operation of the Business, wherever located;
  (c) All intangible personal property owned by any Seller and used in the operation of the Business, wherever located, including without limitation:

         (1) All of Sellers' cash on hand, deposits, prepaid expenses and accounts receivable;
         (2) All of Sellers' licenses (but only to the extent such licenses are transferable), contract rights and easements necessary to or intended for the operation of the Business;
         (3) All of Sellers' rights under the leases of real and personal property used in the operation of the Business; and
         (4) All of Sellers' trademarks, trade names and goodwill related to the operation of the Business; and
  (d) Original or true and correct copies of all books and records of the Business as may be necessary or desirable for the efficient conduct of the business of the Business in the ordinary course.

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         Section 1.2  Purchase  Price.  The total  purchase  price to be paid by
Buyer to Sellers for the transfer of the assets shall be $800,000.00 (the "Purchase Price"), subject to adjustment as provided in Section 1.6 of this Agreement. Such purchase price shall be paid to Sellers in United States federal funds, by federal or bank wire transfer, as follows: (a) On the Closing Date the amount of $400,000.00, which payment can be in the form of a promissory note with a maximum term of 45 days (the "Promissory Note"). (b) Within 120 days from the Closing Date the remaining amount of the Purchase Price.

         Section 1.3 Assumption of Liabilities. At the Closing or upon payment under the Promissory Note, Buyer shall assume and agree to pay or discharge the following:
  (a) All liabilities incurred by the Business subsequent to the Closing Date in the ordinary course of business, all as finally set forth on the Closing Date Balance Sheet (as defined in Section 1.6);
  (b) Leases of the real property used in the operation of the Business; and
  (c) The material contracts set forth in Schedule B and other contracts, not material in nature and not materially adverse in the aggregate, entered into in the ordinary course of the Business's business.

         Section 1.4 Closing. The Closing under this Agreement shall take place on or before May 30, 2003 at the offices of the Seller, or such other time, date and place as Buyer and Sellers may agree upon (such time on such date being referred to as the "Time of Closing" or "Closing" and such date being referred to as the "Closing Date").

         Section 1.5 Action To Be Taken at Closing. Subject to the terms and conditions set forth in this Agreement, it is agreed that at the Time of Closing or upon payment under the Promissory Note:
  (a) Sellers will deliver to Buyer such bills of sale, deeds, assignments and other instruments of transfer as are reasonably requested by and satisfactory to counsel for Buyer, to transfer to Buyer title to the assets described in Section 1.1;
  (b) Buyer will pay to Sellers the amounts referred to in Sections 1.2(a);
  (c) Subject to the provisions of Section 5.2, Sellers will deliver to Buyer all consents of third parties necessary for the assignment of leases or contract rights under this Agreement; and
  (d) The parties will deliver, as appropriate, such further certificates, consents and other documents as may be required to carry out the terms of this Agreement.

         Section 1.6 Sales, Use, Income and Other Taxes. Sales and use taxes, transfer taxes, investment tax credit recapture, depreciation recapture, and all other impositions of tax with respect to the transfers contemplated by this Agreement shall be the responsibility of and shall be borne and paid by Sellers. In addition, Sellers shall be solely responsible for and shall pay all federal, state and local income taxes on the earnings of the Business through the Closing Date.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

         Sellers jointly and severally represent and warrant, subject to Schedule exceptions, as follows:

         Section 2.1 Organization and Good Standing. Seller has, and on the Closing Date or upon payment under the Promissory Note will be, full power and authority to own and lease its respective properties and to carry on its respective business as now being conducted. Seller has been, and on the Closing Date will be, duly qualified and licensed to transact business in all states or other jurisdictions where the nature of the business transacted or properties owned by it makes such qualification or licensing necessary.
         Section 2.2 Seller Authority and No Breach. Seller has the full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement. This Agreement has been duly authorized, executed and delivered by Seller and the execution of this Agreement and the consummation of the transactions contemplated will not, with or without the giving of notice and/or the passage of time, (a) violate any provision of law, statute, rule or regulation to which any Seller is subject; (b) violate any judgment, order, writ or decree of any court applicable to any Seller; or (c) subject to the provisions of Section 5.2, result in the breach or termination of any provision of, or create rights of acceleration, or constitute a default under or result in the creation or imposition of any material lien, charge or encumbrance upon any of the properties or assets of any Seller under the terms of any indenture, mortgage, deed of trust, contract, corporate charter, bylaw, or other instrument to which any Seller is a party or by which it is bound. This is a valid and binding agreement of Seller enforceable in accordance with its terms, except insofar as enforcement of it may be limited by bankruptcy, insolvency or similar laws.
         Section 2.3 Financial Statements. Seller will deliver to the Buyer last years banks statements 15 days prior to the Closing:
         Section 2.4 Title to and Condition of Assets. On the Closing Date or upon payment under the Promissory Note, Sellers will convey to Buyer good title to all of the assets referred to in Section 1.1, free and clear of all liens and encumbrances with the exception of (i) taxes, a lien not yet due and payable, and (ii) other liens or encumbrances of record with respect to the real property to be transferred to Buyer under this Agreement, which liens will not (x) materially affect the value of any parcel of real property or (y) prevent or impair any parcel of real property from being used for the purpose for which it is intended. Each of the material assets, real or personal, to be acquired under this Agreement is in good operating condition and repair, subject to ordinary wear and tear, and such assets collectively are sufficient to carry on the business of the Business as previously conducted. All buildings and improvements located on any real property used in the business of the Business which is owned or leased by any Seller, are structurally sound, and each parcel of real property is zoned to permit the use for which it is intended, without variances or conditional use permits, except as set forth in Schedule G.
         Section 2.5 Conduct of Business. Seller has not transferred or sold any of the Business's assets (except in the ordinary course of business) to any third party, nor transferred any assets from the Business to any other entity directly or indirectly controlled by any of them.
         Section 2.6 Compliance with Law. The Business is in compliance in all material respects, with all applicable federal, state, city, county or other laws, rules, regulations and ordinances, and Sellers have complied with all applicable statutes and regulations of all governmental authorities having jurisdiction over any of them.
         Section 2.7 Litigation or Claims. There are no claims, actions, suits, arbitrations, governmental investigations, inquiries, or proceedings pending or, to the knowledge of Seller, threatened against the Business, its properties, business or assets, or the transactions contemplated by this Agreement, before any court or governmental or administrative body or agency, or any private arbitration tribunal, except matters for which the defense and any liability are either fully covered by insurance or assumed by Seller. A brief summary of all claims, actions, suits, arbitrations, governmental investigations, inquiries and
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         proceedings  is set forth in  Schedule  D.  Seller does not know of any basis for any claim, action, suit, arbitration, investigation, inquiry, or proceeding pending before any court or governmental or administrative body or agency or any private arbitration tribunal. There is no outstanding order, writ, injunction or decree of any court or arbitrator, government or governmental agency against or affecting the business of the Business. Section 2.8 Accounts Receivable. The accounts receivable of the Business, including those due to and due from third parties will be collectible by Buyer in the ordinary course of business. Section 2.9 Licenses. Sellers have all necessary material franchises, licenses, contracts, consents and approvals required by law or governmental regulations from all applicable federal, state and local authorities and any other regulatory agencies for the proper conduct of the business of the Business, and Seller is not in default in any respect under such franchises, licenses, contracts, consents and approvals. Section 2.10 Trademarks and Trade Names. To the best knowledge of Seller, the operation of the Business's business under the trademarks and trade names now in use does not infringe upon or conflict with any trademark, trade name or other proprietary right of any third party, and no Seller has received any notice of infringement upon or conflict with the asserted trademark or trade name rights of others. Section 2.11 Loans and Other Transactions. Seller has not made any loan to any of its directors, officers or employees, nor is any such person a party to any material transaction or contract with any Seller. Section 2.12 Insurance. Sellers have furnished to Buyer Schedule F which sets forth a list and brief description of
all  policies  of  fire,   extended  coverage,   liability   (including  without
limitation, medical malpractice and professional liability) and all other kinds of insurance held by Sellers with respect to the assets to be purchased under this Agreement. Such policies are and, on the Closing Date will be, in full force and effect, and no Seller is delinquent with respect to any premium payments on them.
         Section 2.13 Contracts, Obligations and Commitments. Schedule B sets forth a list and brief summary of all material contracts entered into by any Seller with respect to the operation of the Business. None of such contracts is, or on the Closing Date will be, materially adverse to any Seller. There is not, and, subject to the provisions of Section 5.2, on the Closing Date there will not be, under any such contract any existing material default or any condition, event or act which with notice or lapse of time or both, would constitute a material default.
         Section 2.14 Bank Accounts. Sellers have furnished to Buyer Schedule J, which sets forth a correct and complete list of each bank in which any Seller has accounts or safe deposit boxes with respect to the business of the Business, the designation of such accounts, and the names of all persons authorized to draw on or to have access to them.
         Section 2.15 Consents. No consents, approvals or authorizations are required in connection with the valid execution, delivery or performance of this agreement, except as set forth in Schedule K. Seller shall be responsible for obtaining all of such consents, approvals and authorizations.
         Section 2.16 No Untrue Representation or Warranty. No representation or warranty by Seller in this Agreement, nor any statement, schedule or certificate furnished or to be furnished to Buyer pursuant to it, or in connection with the transactions contemplated, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained in it not misleading.

                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

         The Buyer represents and warrants as follows:

         Section 3.1 Organization and Good Standing. Buyer is or will be on the Closing Date, an limited liability company duly formed, validly existing and in good standing under the laws of the State of Florida, with full corporate power and authority to carry on the business of the Business as contemplated by this Agreement.
         Section 3.2 Buyer's Authority. Buyer has the full corporate right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement. This Agreement has been duly authorized, executed and delivered by Buyer and the execution of this Agreement and the consummation of the transactions contemplated will not result in any conflict, breach or violation of or default under any charter, bylaw, statute, judgment, order, decree, license, law, regulation, mortgage, agreement, deed of trust, indenture or other instrument to which Buyer is a party or by which it is bound. All corporate action and other authorizations prerequisite to the execution of this Agreement and the consummation of the transactions contemplated by this Agreement have been taken or obtained by Buyer. This Agreement is a valid and binding agreement of Buyer enforceable in accordance with its terms, except insofar as enforcement of it may be limited by bankruptcy, insolvency or similar laws.
         Section 3.3 No Untrue Representation or Warranty. No representation or warranty by Buyer in this Agreement, nor any statement or certificate furnished or to be furnished to Seller pursuant to it, or in connection with the transactions contemplated, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained in it not misleading.

                                   ARTICLE IV

                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

         Section 4.1 The representations, warranties, covenants, agreements and indemnifications of Buyer and Seller contained in this Agreement shall survive the Closing Date for a period of three years and shall be deemed to be material and to have been relied upon by Buyer and Sellers, notwithstanding any investigation or inspection made by Buyer or Seller, or on their respective behalfs.




                                    ARTICLE V

                     BUYER'S CONDITIONS PRECEDENT TO CLOSING

         Buyer's agreement to purchase and pay for the assets to be purchased under this Agreement is subject to compliance with and the occurrence of each of the following conditions except as any of them may be waived by it:
         Section 5.1 Warranties True and Correct. Each of the representations and warranties of Seller set forth in this Agreement and in the Schedules delivered pursuant to it shall be true and correct in all material respects at and as of the Closing Date and the covenants, agreements and conditions required by this Agreement to be performed and complied with by Seller shall have been performed and complied with in all material respects;
         Section 5.2 Licenses, Permits, etc. Buyer shall have been granted all appropriate and necessary licenses, permits, approvals, clearances, provider numbers, contracts, consents and certifications necessary for the operation of the Business as previously operated, and Buyer shall have received an executed lease for the Business premises that is satisfactory to the Buyer, in the Buyer's sole discretion.

                                   ARTICLE VI

                    SELLERS' CONDITIONS PRECEDENT TO CLOSING

         Sellers' agreement to sell and deliver the assets to be sold under this Agreement is subject to payment at the Closing of the purchase price as contemplated in this Agreement and compliance with and the occurrence of each of the following conditions, except as any of them may be waived by them.

                                   ARTICLE VII

                        ADDITIONAL AGREEMENTS OF SELLERS

         Section 7.1 Inspection of Property. Buyer or its representatives shall have reasonable rights of inspection of all the Business, property, both real and personal, to be purchased by Buyer under this Agreement. Buyer will personally inspect the Business, as well as have it inspected by any licensed contractors, pest control operators, architects, engineers, and consultants that Purchaser deems necessary or appropriate in determining whether the Business has any condition that precludes Buyer from using the Business for its intended purpose. All inspections will take place before May 15, 2003. Buyer must pay for all inspections made and for any damage caused by those inspections. Buyer will arrange in advance with Seller for inspection times that are convenient for all parties, and the inspections will be conducted in a manner that does not disturb Seller's peaceful possession of the Business. Seller will cooperate with Buyer during the inspection period. If Buyer, in its sole discretion, determines that the Business is unsuitable for Buyer's purposes or that the Business is not feasible for Buyer's intended use, Buyer may then terminate this Agreement by giving written notice to Seller on or before May 15, 2003, in which case the escrow deposit will be returned to the Buyer, this Agreement will be null and void, and no agent will be entitled to a commission.

         Section 7.2 Conduct of Business of the Business Pending the Closing. From the date of this Agreement and to the Closing Date, Sellers agree that, unless Buyer otherwise consents in writing, Sellers will, with respect to the business of the Business:

  (a) carry on the business of the Business only in the ordinary course and in substantially the same manner as each has previously;
  (b) maintain and preserve their business organizations intact, maintain their goodwill and relationships with their present officers, employees, suppliers, medical staff and others having a business relationship with any of them, and maintain all licenses and permits requisite to the business and operation of the Business;
  (c) except as permitted by Section 8.2, not transfer or sell any of their assets (except in the ordinary course of business) or waive or relinquish any valuable rights, nor transfer any assets from the Business to any other entity directly or indirectly controlled by any of them;
  (d) not commit for any capital expenditure in excess of $25,000; and
  (e) not enter into or assume any material contract, including without limitation any mortgage, pledge, conditional sale, security agreement, or create or suffer to be created any lien, encumbrance or charge (except for taxes not due or payable), of any kind upon any of their assets, whether now owned or subsequently acquired. Buyer acknowledges that Seller will resign from all of his positions with the Business at the Closing Date.


                                  ARTICLE VIII

                                   [RESERVED]


                                   ARTICLE IX

                           INDEMNIFICATION BY SELLERS

         Section 9.1 Indemnification. Seller shall indemnify and hold harmless Buyer, its successors and assigns, for a period of three years after the Closing Date, against and in respect of any damage, loss, cost, expense or liability (including attorney's fees) resulting to Buyer from any false, misleading or inaccurate representation, breach of warranty or nonfulfillment of any agreement or condition on the part of Seller under this agreement or from any misrepresentation in or any omission from any certificate, list, schedule or other instrument furnished or to be furnished to Buyer under this Agreement;


                                    ARTICLE X

                                  MISCELLANEOUS

         Section 10.1 Successors and Assigns. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties, whether so expressed or not.

         Section 10.2 Governing Law. This Agreement has been executed and will be consummated in the State of Florida and is to be governed by and interpreted under the laws of that State.

         Section 10.3 Notices. All notices, requests, consents and other communications under this Agreement shall be in writing and shall be mailed first class, registered, with postage prepaid as follows:

________________________
________________________

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________________________
________________________

________________________
________________________
________________________
________________________


or such other address as any person may request by notice given as above. Notices sent as provided in this Agreement shall be deemed filed on the date mailed.

         Section 10.4 Payment of Expenses. Sellers and Buyer shall each pay their own expenses, including without limitation, the disbursements and fees of all their respective attorneys, accountants, advisors, agents and other representatives, incidental to the preparation and carrying out of this Agreement, whether or not the transactions contemplated are consummated.

         Section 10.5 Entire Agreement. This Agreement (including the Schedules), and all other agreements and documents executed in connection with it constitutes the entire agreement between the parties with respect to the subject and no amendment, alteration or modification of this Agreement shall be valid unless in each instance such amendment, alteration or modification is expressed in a written instrument duly executed by the party or parties making such amendment, alteration or modification.

         Section 10.6 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         Section 10.7 Headings. The headings contained in this Agreement have been inserted for the convenience of reference only and shall in no way restrict or modify any of the terms or provisions of this Agreement.

         Section 10.8 Other Documents. Each party to this Agreement will, upon an appropriate request, execute and deliver to the appropriate party all such further assignments, endorsements and other documents as may reasonably be required in order to perfect the sale, transfer and delivery of the assets to be purchased and sold under this Agreement.

         Section 10.9 Waiver. The failure of any party to insist, in any one or more instances, on performance of any of the terms and conditions of this agreement shall not be construed as a waiver or relinquishment of any rights granted under this Agreement, or of the future performance of any such term, covenant or condition, but the obligations of the parties with respect to shall continue in full force and effect.

         In witness, the parties have executed this Agreement on the date first above written.



SELLER:                                     BUYER:
AAA MEDICAL CENTER, INC.                    PACER HEALTH CORPORATION



----------------------------                -------------------------------
By: Andres Mendez                           By:  Rainier Gonzalez
Title: President                            Title: Chief Executive Officer